AMENDMENT TO

AGENCY AGREEMENT BETWEEN

ADVISORS’ INNER CICLE FUND III

AND

DST SYSTEMS, INC.

THIS AMENDMENT (this “Amendment”) to the AGENCY AGREEMENT to be effective as of June 26, 2018 (the “Effective Date”) by and between ADVISORS’ INNER CIRCLE FUND III, a business trust existing under the laws of the Commonwealth of Massachusetts, having its principal place of business at One Freedom Valley Drive, Oaks, Pennsylvania 19456 (the “Trust”) and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11 Street, 5th Floor, Kansas City, MO 64105 (“DST”).

WHEREAS, the Trust and DST entered into that certain Agency Agreement on the 12th day of March, 2014, as amended (the “Agreement”); and

WHEREAS, in order to enhance DST’s investment-company transfer agency and shareholder services, DST has developed the “TA2000 Omnibus Transparency” investment-company recordkeeping system that provides investment companies with omnibus-account transparency services; and

WHEREAS, the TA2000 Omnibus Transparency services system: (1) among other services, identifies, monitors, evaluates, and generates reports regarding underlying omnibus-account investors and investor trading activity (including frequent and excessive trading) within omnibus shareholder accounts established by financial intermediaries with an investment company; and (2) among other features, provides the mechanisms (a) to receive data from the financial intermediaries, (b) to monitor trades by the investor accounts that reside beneath the omnibus-account positions for market-timing activity, and (c) to determine when redemption fees are necessary; and

WHEREAS, the Trust desires to utilize the TA2000 Omnibus Transparency services system; and

WHEREAS, the Parties now desire to amend the terms of the Agreement and each Schedule, Exhibit or other attachment to the Agreement as outlined below.

NOW, THEREFORE, Trust and DST agree to amend the Agreement upon execution of this Amendment as follows:

1.	Exhibit A-Fee Schedule.

1.1	Section IV - Other Service Fees. Section IV - Other Service Fees as currently appearing in the Agreement is hereby amended to add the following:

“TA2000 Omnibus Transparency

•	$275,000 per year, plus:
o	0 to 1M accountlets	Bundled
o	1M - 2M accountlets	$0.10 per accountlets per year
o	> 2M accountlets	$0.05 per accountlets per year”

[1]	The annual fee of $275,000 will include respective annual fee for TA2000 Omnibus Transparency Services provided under the following agreements, as amended: (i) the Agency Agreement dated April I, 2006 between Advisors Inner Circle Fund I and DST Systems, Inc.; (ii) the Agency Agreement dated April 1, 2006 between Advisors Inner Circle Fund II and DST Systems, Inc.; and (iii) the Agency Agreement dated August 13, 2004 between Bishop Street Funds and DST Systems, Inc.

2.	Effect on Agreement. As of the Effective Date, this Amendment shall be effective to amend the Agreement and to the extent of any conflict between the Agreement and any prior Amendments, this Amendment supersedes and replaces the Agreement.

3.	Separate Termination of TA2000 Omnibus Transparency Services. Upon providing six (6) months’ written notice to DST, the Trust may terminate the TA2000 Onmibus Transparency Services to be provided by DST to the Trust as an Optional Service under Section II in the Agreement. This termination of TA2000 Omnibus Transparency Services shall not be considered to be a termination, either in part or in full, of the Agreement under Section 21, “Termination of Agreement,” of the Agreement. In the event of a termination solely with respect to TA2000 Omnibus Transparency Services under this Section 3 of this Amendment, no termination fee shall be owed by the Trust to DST.

4.	Execution in Counterparts/Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging facsimile copies of this Amendment, duly executed, in which event the Parties hereto will promptly thereafter exchange original counterpart signed copies hereof.

5.	Terminology. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof’, “hereunder” and similar terms will refer to this Amendment unless the context requires otherwise.

6.	Agreement in Full Force and Effect, Except as specifically modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Amendment, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by Trust and DST as of the Effective Date.

7.	Capitalized Terms. All capitalized terms used but not defined in this Amendment will be deemed to be defined as set forth in the Agreement.

8.	Authorization. Each Party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such Party is duly authorized to execute and deliver this Amendment and to legally bind the Party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written herein above.

ADVISORS’ INNER CIRCLE FUND III		DST SYSTEMS, INC.

By:	/s/ James Bernstein	By:	/s/ Christopher G. Shaw

Name:	James Bernstein	Name:	Christopher G. Shaw

Title:	Vice President & Assistant Secretary	Title:	Managing Director

Date:	June 26, 2018	Date:	6/26/18

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